Number

ANTH 1, INC.

Shares

INCORPORATED UNDER THE LAWS OF THE STATE OF COLORADO

ANTH1, INC

This Certifies that ______________________________ is the

Owner of ______________________________.

Fully paid and non-assessable Shares of the Capital Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. In Witness Where of, the said Corporation has caused this certificate to be signed by its duly authorized officers and its Corporation. Seal to be hereunto affixed.

This _____ day of __________ AD _____

____

President

GTI Corporate Transfer Agents, LLC